Exhibit 99.1

Execution Copy

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made as of January 19, 2016, by and among Capital Link Fund I, LLC, a Delaware limited liability company (“Capital Link”), CT Horizon Legacy Fund, LP, a Delaware limited partnership (“CT Horizon”), Capital Point Partners, LP, a Delaware limited partnership (“CPP I”), Sema4, Inc., a Massachusetts corporation (“Semaphore” and together with Capital Link, CT Horizon and CPP I, the “Plaintiffs” or the “Capital Point Parties”), on the one hand, and Munish Sood (“Sood”), Thomas Jones, Jr. (“Jones Jr.”) and Trennis L. Jones (“Jones” and together with Jones Jr., the “Independent Directors” and the Independent Directors together with Sood, the “Princeton Directors”), Gregory J. Cannella (“Cannella”), Princeton Capital Corporation, a Maryland corporation (“Princeton Capital”), and Princeton Advisory Group, Inc., a New Jersey corporation (“Princeton Group” and together with the Princeton Directors, Cannella and Princeton Capital, the “Settling Defendants” or the “Princeton Parties”), on the other hand. Each of Capital Link, CT Horizon, CPP I, Semaphore, Sood, Jones Jr., Jones, Cannella, Princeton Capital and Princeton Group is sometimes referred to herein individually as a “Party” and collectively as the “Parties.” For the avoidance of doubt, none of the following is a party to this Agreement: Alfred Jackson (“Jackson”), Martin Tuchman (“Tuchman”), Capital Point Management, LP (“CPM”), Capital Point Advisors, LP (“CPA”) or Princeton Investment Advisors, LLC (“PIA,” and, together with Jackson, Tuchman, CPM and CPA, collectively the “Non-Settling Defendants”).

PRELIMINARY STATEMENTS

A. On or about March 13, 2015, CPP I and Capital Point Partners II, LP, a Delaware limited partnership (“CPP II”) transferred substantially all of their assets to Princeton Capital, pursuant to that certain Asset Purchase Agreement, dated as of July 14, 2014, by and among Regal One Corporation, Princeton Capital, CPP I and CPP II (as amended, the “Purchase Agreement”).

B. On or about September 8, 2015, limited partners of CPP I representing 81.59% in interest of the limited partners of CPP I, removed CPM as the general partner of CPP I and appointed Semaphore as the new general partner of CPP I.

C. On or about September 9, 2015, (i) the Plaintiffs filed a lawsuit, captioned Capital Link Fund I, LLC, et al. v. Capital Point Management, LP, et al., C.A. No. 11483-VCN (the “Litigation”), in the Delaware Court of Chancery (the “Court”) against the Settling Defendants and the Non-Settling Defendants, seeking, among other things, to rescind the transfer of the assets of CPP I to Princeton Capital pursuant to the Purchase Agreement and (ii) Tuchman resigned from the board of directors of Princeton Capital (the “Board”) effective as of such date.

D. In order to avoid the costs, uncertainty and distraction involved in the continuation of the Litigation between the Plaintiffs and the Settling Defendants and Tuchman, the Parties have concluded that a dismissal of the claims with prejudice against the Settling Defendants in the Litigation by the Plaintiffs and release of Claims (as defined below) by Plaintiffs and the Settling Defendants, in each case, on the terms and subject to the conditions set forth in this Agreement, is in their best interests.

AGREEMENT

In consideration of the mutual covenants expressed herein and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and with the intent to be legally bound, the Parties covenant, agree, represent, and warrant as follows:

Article I

PRINCETON CAPITAL MATTERS

1.1	Princeton Capital Corporation Board of Directors-approved Agreements and Actions.

(a)	Princeton Capital and the Princeton Directors represent and warrant to the Plaintiffs, as of the date such Party executes and delivers this Agreement, as of the Effective Date and as of the Transition Date, that prior to this Agreement being executed and delivered on behalf of Princeton Capital, the Board of Directors of Princeton Capital held a special meeting, duly called and at which a quorum was present, at which (after review and due consideration), such Board of Directors authorized and approved Princeton Capital executing, delivering, and performing this Agreement and the transactions contemplated hereby and all other actions on behalf of Princeton Capital that are necessary, advisable, or appropriate to effectuate the transactions contemplated by this Agreement (collectively, the “Settlement Resolutions”), including but not limited to, the following:

(i)	increasing the size of the Board from five (5) directors to six (6) directors, with such vacancy to be designated as a Class III Director with a term expiring 2017, effective as of the Meeting Date (as defined below);

(ii)	appointing (A) Darren Stainrod and Martin Laidlaw (the “Capital Point Directors”) to the Board, as Class I and Class III Directors of Princeton Capital, respectively, to fill the vacancies on the Board, and (B) at least one Capital Point Director to each committee and subcommittee of the Board, in the case of each of clause (A) and clause (B), effective as of the Meeting Date, and to have the Capital Point Directors serve as directors of Princeton Capital until their successors are duly elected and qualified or until their earlier death, resignation or removal;

(iii)	designating Darren Stainrod as Chairman of the Board (the “New Chairman”), in accordance with Section 9 of Article III of the Bylaws, replacing Jackson as Chairman, effective as of the Meeting Date;

(iv)

terminating the Investment Advisory Agreement, dated as of March 13, 2015 (the “Current Investment Advisory Agreement”), between Princeton Capital and PIA, effective as of the later of (A) sixty (60) days after written notice of such termination is received or deemed to have been received by PIA and (B) the date a new investment advisory agreement (including, without limitation, the New Investment Advisory Agreement (as defined below)) is approved and adopted by the stockholders of Princeton Capital (whereupon that License Agreement, dated as of March 13, 2015 between Princeton Capital and PIA shall thereupon automatically terminate); it being noted that Sood did not vote upon the termination of the Current Investment Advisory Agreement;

(v)	approving and adopting the investment advisory agreement between Princeton Capital and Princeton Group, the form of which is attached hereto as Exhibit A (the “New Investment Advisory Agreement”), and recommending its approval by the stockholders of Princeton Capital at the Annual Meeting (as defined below), in each case, in accordance with the Investment Company Act of 1940, as amended; it being noted that Sood did not vote upon the approval and adoption of the New Investment Advisory Agreement;

(vi)	amending the Bylaws of Princeton Capital to provide for the requirements set forth in Section 1.2(c) below; and

(vii)	directing that an annual meeting of the stockholders of Princeton Capital be called, in accordance with Maryland General Corporation Law §2-501(c)(2), upon a date not later than 120 days after the date of this Agreement, which date shall be determined by further action of the Board of Directors, for the purposes set forth in Section 1.2(d) below, for which Mr. DiSalvo and Mr. Bennett have been nominated as Directors.

The “Meeting Date” is January 18, 2016, the date of the special meeting held by the Board of Directors for the above-mentioned authorization and approval.

(b)	Princeton Capital and the Princeton Directors represent and warrant to the Plaintiffs, as of the date such Party executes and delivers this Agreement, as of the Effective Date and as of the Transition Date, that the Settlement Resolutions are in full force and effect and have not been amended, modified or revoked.

(c)	Within three (3) business days of the Meeting Date, Princeton Capital Directors shall deliver written notice of the termination of the Current Investment Advisory Agreement and the License Agreement as provided in clause (a)(iv) above to PIA.

1.2	Princeton Capital Directors and Officers.

(a)

Concurrently with the execution and delivery of this Agreement by the Parties, pursuant to Maryland General Corporation Law 2-406, each of the Independent Directors and Cannella shall resign as a director, officer, employee and/or consultant of Princeton Capital, as applicable, effective as of 12:01 a.m. Central Standard Time on the Transition Date (as defined below). In addition, Cannella shall resign as a director, officer, manager, employee and/or consultant of any and all portfolio companies of Princeton Capital, as applicable, effective as of 12:01 a.m. Central Standard Time on the Transition Date. In connection with such resignations, each Independent Director and Cannella hereby, to the extent permissible under applicable law, waives any and all rights and Claims (as defined below) he may have to any compensation payable by Princeton Capital or any of the portfolio companies of Princeton Capital to him in his capacity as a director, officer, employee, and/or consultant of Princeton Capital and/or any of its portfolio companies, as applicable, other than (i) in the case of each Independent Director (x) a prorated portion of the annual fee payable to such Independent Director for serving as a director of Princeton Capital prior to the Transition Date, and (y) the fees payable to such Independent Director for attending regular and/or special meetings of the Board of Directors of Princeton Capital (or any of such Board’s committees) prior to the Transition Date and (ii) in the case of Cannella, wages and benefits earned as an officer of Princeton Capital that are unpaid as of the Transition Date and that were earned in the ordinary course of business of Princeton Capital, consistent with past practice. For purposes of this Agreement, the “Transition Date” means the date that is one business day after the date on which the stockholders of Princeton Capital approve all of the Governance Matters (as defined below).

(b)	From and after the Meeting Date until the Transition Date, if any Capital Point Director is unable or unwilling to serve as a director, resigns as a director or is removed as a director of Princeton Capital (a “Resigning Capital Point Director”), CPP I shall have the right to recommend to the Nominating and Corporate Governance Committee a substitute person(s) as a replacement (a “Replacement Capital Point Director”). In the event the Nominating and Corporate Governance Committee does not accept any substitute person recommended by CPP I as a Replacement Capital Point Director, CPP I shall have the right to recommend additional substitute person(s) until such time as the Nominating and Corporate Governance Committee accepts the substitute person(s) recommended by CPP I as a Replacement Capital Point Director. Upon the recommendation of a Replacement Capital Point Director nominee by the Nominating and Corporate Governance Committee, the Board of Directors shall vote on the appointment of such Replacement Capital Point Director to the Board of Directors no later than five (5) days after the Nominating and Corporate Governance Committee recommends such Replacement Capital Point Director for appointment to the Board of Directors; provided, however, that if the Board of Directors does not appoint such Replacement Capital Point Director to the Board of Directors, the Parties shall continue to follow the procedures of this Section 1.2(b) until each Replacement Capital Point Director is appointed to the Board of Directors. Each Replacement Capital Point Director, when appointed by the Board of Directors to fill such vacancy, shall be appointed to the same class (i.e., Class I, Class II or Class III) and the same committees and subcommittees of the Board as such Resigning Capital Point Director(s). Effective immediately upon such appointment, each Replacement Capital Point Director shall be deemed to be a Capital Point Director for all purposes under this Agreement.

(c)	From and after the Meeting Date until the Transition Date, (i) as shall be set forth in an amendment to the Bylaws, a quorum of the Board shall require both a majority of the directors and the presence of at least one of the Capital Point Directors, (ii) as shall be set forth in an amendment to the Bylaws, no committee or subcommittee of the Board may be constituted without the inclusion of at least one of the Capital Point Directors, (iii) as shall be set forth in an amendment to the Bylaws, no committee or subcommittee of the Board of Directors may take any action (whether by written consent or at a meeting), unless at least one of the Capital Point Directors approves or otherwise votes in favor of such action, and (iv) Princeton Capital shall not take any action or authorize or agree to take any action that would have the effect of circumventing the restrictions set forth in the foregoing clauses (ii) and (iii). As shall be set forth in an amendment to the Bylaws, only the Nominating and Corporate Governance Committee (or, as permitted by applicable law and in accordance with the Bylaws, the stockholders of Princeton Capital) may nominate any persons for election as directors of Princeton Capital.

(d)

In accordance with Maryland General Corporation Law §2-501(c)(2), Princeton Capital shall call an annual meeting of stockholders of Princeton Capital (the “Annual Meeting”) for the purpose of such stockholders voting on, among other things, (i) the election of one of the Capital Point Directors and Mark DiSalvo as Class I Directors and the other Capital Point Director and Greg Bennett as Class III Directors of Princeton Capital, (ii) the approval of the New Investment Advisory Agreement, (iii) subject to the review and approval of Articles of Amendment or new Articles of Amendment and Restatement (and the Board of Directors advising approval to the stockholders), the approval of the following amendments to the Charter of Princeton Capital: (A) declassifying the Board such that all directors shall, with respect to the terms for which they severally hold office, hold office for a term expiring at the next succeeding annual meeting of stockholders of Princeton Capital after the Annual Meeting, (B) providing the right to remove any director, or the entire Board, from office at any time, with or without cause, by the affirmative vote of holders of outstanding shares of capital stock of Princeton Capital entitled to cast a majority of all the votes entitled to be cast in the election of directors, and (C) providing the stockholders of Princeton Capital with the right to take any action required or permitted to be taken at any annual or special meeting of stockholders to be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission, setting forth the action to be taken, shall be signed by the holders of outstanding shares of capital stock of Princeton Capital having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all outstanding shares of capital stock entitled to vote thereon were present and voted and shall be delivered to Princeton Capital to be filed with the minutes of proceeding of the stockholders of Princeton Capital, and (iv) such other matters as may be designated by the New Chairman (the matters set forth in the foregoing clauses (i) through (iv), the “Governance Matters”). At the Annual Meeting, the Princeton Directors (subject to the exercise of their fiduciary duties as Directors) shall recommend and support (x) the election of the Capital Point Directors, Greg Bennett and Mark DiSalvo as directors of Princeton Capital and (y) the approval of the other Governance Matters. The Board of Directors shall designate the time and place for the Annual Meeting, as reasonably requested by the Plaintiffs, subject to compliance with applicable laws and the determination of the Board of Directors. It is the intent of the Plaintiffs to request that Princeton Capital hold the Annual Meeting as soon as reasonably practicable and it is the expectation of the Plaintiffs that, subject to intervening events that are not within their control, the Annual Meeting would be held no later than one hundred and twenty (120) days after the date of this Agreement.

1.3	Representations and Warranties

(a)	Each of the Settling Defendants (other than Princeton Capital), severally but not jointly, represents and warrants to the Plaintiffs, as of the date such Party executes and delivers this Agreement, as of the Effective Date and as of the Transition Date, as follows:

(i)	Neither such Settling Defendant nor any of its Affiliates owns (of record or beneficially) or holds any Securities of Princeton Capital. For purposes of this Agreement, (A) “Affiliate” means, with respect to any Party, any other person or entity that directly or indirectly controls, is controlled by or is under common control with such Party, and for purposes of this definition, “control” when used with respect to any Party, person or entity, means the power to direct the management and policies of such Party, person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and (B) “Securities” means, with respect to any entity, any capital stock, options, offers, warrants, profits interests, phantom equity interests, appreciation rights, restricted stock, stock units, conversion or exchange rights, contracts, agreements or other rights granted by or on behalf of such entity to subscribe for or to purchase from such entity, or contracts, agreements or arrangements obligating such entity to issue, repurchase, redeem, retire, transfer, dispose of or sell, securities of such entity (whether debt, equity or a combination thereof) or obligating such entity to grant, extend or enter into any such contract, agreement or arrangement.

(ii)	Except for the agreements set forth on Schedule 1.3(a)(ii) attached hereto, there are no contracts, agreements or arrangements, whether written or oral, between Princeton Capital, any of its portfolio companies and/or CPP I, on the one hand, and such Settling Defendant or any of its Affiliates (other than Princeton Capital), on the other hand.

(iii)	Except for the Litigation and for the matters set forth on Schedule 1.3(a)(iii) attached hereto, to the actual knowledge of such Settling Defendant, there are no claims, demands, suits, actions, causes of action, lawsuits, arbitrations, mediations, charges, litigation, subpoenas, investigations or other similar proceedings of any nature pending or threatened (x) against or by such Settling Defendant, in his capacity as a director, officer, employee and/or consultant of Princeton Capital or any of its portfolio companies, as applicable, or (y) against or by Princeton Capital or any of its portfolio companies.

(iv)	Except as set forth on Schedule 1.3(a)(iv) attached hereto and for the matters expressly contemplated in this Agreement, from and including the date the Princeton Directors were elected to the Board of Princeton Capital to and including the Meeting Date, to each Princeton Director’s and Cannella’s respective actual knowledge, neither the Board nor any committee or subcommittee thereof has taken or will take any action, has ratified or will ratify any action or has authorized or will authorize the taking of any action.

(v)	Except as set forth on Schedule 1.3(a)(v), none of the Princeton Individuals (as defined below) is serving or has served, at the request of Princeton Capital, as a director, officer, partner, member, manager or trustee of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise.

(b)	Sood and Princeton Group, jointly and severally, represent and warrant to the Plaintiffs, as of the date such Party executes and delivers this Agreement, as of the Effective Date and as of the Transition Date, that Sood is the sole record and beneficial owner of all Securities of Princeton Group.

Article II

CONDITIONS; LITIGATION MATTERS

2.1	Stay and Dismissal of the Litigation

(a)	Subject to Sections 2.1(b) and 2.1(c), (i) from the date of this Agreement to the Dismissal Date (as defined below), the Plaintiffs shall stay the Litigation against the Settling Defendants and (ii) within five (5) business days after the satisfaction and/or waiver of the Compliance Conditions (as defined below), the Parties shall deliver to the Court an executed stipulation of dismissal of the Settling Defendants and Tuchman, with prejudice, from the Litigation in substantially the form attached hereto as Exhibit B. In the event the Litigation is not dismissed against the Settling Defendants as contemplated herein promptly following the delivery of the stipulation of dismissal to the Court, then the Parties shall use their respective commercially reasonable efforts to take such other actions as may be reasonably necessary to effectuate the dismissal of the Litigation as contemplated herein. The date on which the Settling Defendants and Tuchman are so dismissed from the Litigation is referred to herein as the “Dismissal Date.” The Settling Defendants agree to cooperate with Plaintiffs to the extent their cooperation is reasonably requested in the ongoing Litigation against the Non-Settling Defendants, including, without limitation, by complying voluntarily with reasonable subpoenas or other reasonable requests for information.

(b)	(A) The obligation of the Plaintiffs to stay the Litigation against the Settling Defendants, (B) the obligation of the Plaintiffs to effect the dismissal of the Litigation against the Settling Defendants and Tuchman and (C) the grant of the release of Claims by Plaintiffs in Sections 3.1(d) and 3.1(e), are each subject to the satisfaction (or waiver by the Plaintiffs) of each of the following conditions (collectively, the “Compliance Conditions”) on or prior to the Transition Date:

(i)	Each Princeton Director and Cannella (collectively, the “Princeton Individuals”), executing and delivering this Agreement and not revoking, prior to the Effective Date, the general release set forth in Section 3.1(b). As used in this Agreement, the “Effective Date” means the eighth (8th) calendar day after the date on which all Princeton Individuals have executed and delivered this Agreement; provided that no Princeton Individual has revoked the release set forth in Section 3.1(b) prior to such date.

(ii)	Promptly following the Annual Meeting, each of Princeton Capital and Princeton Group shall have delivered to the other duly executed counterparts of the New Investment Advisory Agreement;

(iii)	The representations and warranties of each of the Settling Defendants in this Agreement shall be true and correct in all respects, subject to any knowledge qualifiers contained therein, as of the date such Party executes and delivers this Agreement, as of the Effective Date and as of the Transition Date;

(iv)	Each of the Settling Defendants shall have timely performed and complied in all respects with each of its agreements and covenants set forth in this Agreement that are required to be performed or complied with on or prior to the Transition Date; and

(v)	There shall not be (x) any law, judgment, order, decree, stipulation, injunction or charge of any governmental entity restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or (y) any legal proceeding pending or threatened which seeks to prevent, prohibit, make illegal or materially delay or alter the transactions contemplated by this Agreement.

(c)

Notwithstanding anything in this Agreement to the contrary, in the event any Compliance Condition is not fully satisfied at any time prior to the Transition Date (other than those Compliance Conditions that by their nature are to be satisfied at the Transition Date), the Plaintiffs shall no longer be obligated to stay or effect the dismissal of the Litigation against any of the Settling Defendants or Tuchman; provided, however, that in the event (i) the failure of a Compliance Condition occurs through no fault of any of the Settling Defendants and (ii) each of the Settling Defendants has not breached any of its representations, warranties, covenants and agreements contained in this Agreement and has performed and complied with its covenants and agreements contained in this Agreement, then the

Parties shall use their respective commercially reasonable efforts to cure the failure of such Compliance Condition. Should any failure of such Compliance Condition continue for more than 30 days, the Parties shall promptly after such 30-day period (and in any event, no later than 3 business days after such 30-day period) meet and confer to determine whether to extend the stay of the Litigation against the Settling Defendants. Any agreement to extend the stay of the Litigation shall be in the sole discretion of the Plaintiffs. Should any of the Plaintiffs not agree to extend the stay of the Litigation against the Settling Defendants and Tuchman, then the Parties agree that any actions taken under this Agreement prior to the date the stay of the Litigation is lifted shall be voidable at any of the Settling Defendant’s sole discretion.

Article III

RELEASES

3.1	Releases

(a)

Effective as of the date Princeton Group executes and delivers this Agreement, Princeton Group, for itself and on behalf of (i) its Affiliates, (ii) its and each of its Affiliates’ respective past and present officers (other than Sood), directors (other than Sood), limited partners, general partners, stockholders (other than Sood), members, managers, employees, agents and representatives, (iii) any person or entity purporting to act on behalf of or in any representative capacity for Princeton Group or any person or entity referenced in the foregoing clause (i) or clause (ii), including any individual, derivative, class or other proceeding in which any person or entity may or purports to act in a representative capacity on behalf of Princeton Group or any person or entity referenced in the foregoing clause (i) or clause (ii), and (iv) its successors and assigns (collectively, the “Princeton Group Releasing Parties”), hereby completely releases and forever discharges (A) each Capital Point Party, (B) each Affiliate of each Capital Point Party, (C) each Capital Point Party’s and each of such Capital Point Party’s Affiliates’ respective past and present officers, directors, limited partners, general partners, stockholders, members, managers, employees, agents and representatives (other than (x) the Non-Settling Defendants, (y) Capital Point Partners, LLC, Capital Point Advisors, LLC, The Inroads Group Ltd., and JWFG Management, LLC and (z) Reed Smith LLP, BDO USA, LLP (as successor to UHY Advisors’ Texas practice) and any other advisors to Princeton Capital and each of their respective past and present officers, directors, limited partners, general partners, partners, stockholders, members, managers, employees, agents and representatives), and (D) each successor and assign of each Capital Point Party (collectively, the “Capital Point Released Parties”) and Princeton Capital and each of its portfolio companies, in each case, from any and all claims, complaints, demands, damages, debts, loans, promissory notes, losses, obligations, liabilities, costs, expenses, damages, suits, actions, rights of action and causes of action, of any kind or character whatsoever, based on any legal theory whatsoever, including any arising under tort, contract, quasi-contract, successor liability, federal, state, local, statutory or common law, whether known or unknown, concealed or hidden, suspected or unsuspected, developed or undeveloped (collectively, “Claims”), which each Princeton Group Releasing Party has, may have or ever had against any or all of the Capital Point Released Parties and/or Princeton Capital and/or any of its portfolio companies from the beginning of the world to the date Princeton Group executed and delivered this Agreement, including without limitation, Claims for indemnification and contribution related thereto; provided that nothing in this Section 3.1(a) shall operate to release or in any way limit any Claims that Princeton Group may have arising under this Agreement or that cannot be waived as a matter of law. Princeton Group agrees and acknowledges that, except as expressly provided in the proviso of the immediately preceding sentence, this release is intended to be a general release that extinguishes all Claims by or on behalf of Princeton Group against the Capital Point Released Parties, Princeton Capital and its portfolio companies.

(b)

Effective as of the Effective Date, each Princeton Individual, for himself and on behalf of his heirs, executors, administrators, representatives, successors and assigns (collectively, the “Princeton Individual Releasing Parties”), hereby completely releases and forever discharges each Capital Point Released Party and Princeton Capital and each of its portfolio companies, in each case, from any and all Claims, which each Princeton Individual Releasing Party has, may have or ever had against any or all of the Capital Point Released Parties and/or Princeton Capital and/or any of its portfolio companies from the beginning of the world to the date such Party executed and delivered this Agreement, including without limitation, Claims related to or arising out of such Princeton Individual’s service as an employee, consultant, officer and/or director of Princeton Capital or any of its portfolio companies, as applicable; provided that nothing in this Section 3.1(b) shall operate to release or in any way limit (i) any Claims that such Princeton Individual may have arising under this Agreement or that cannot be waived as a matter of law, (ii) any Claims of the Independent Directors for the fees payable to the Independent Directors expressly contemplated in clauses (i) and (ii) of Section 1.2(a) of this Agreement or (iii) except as provided in Section 3.1(f) below, the rights of any of the Princeton Directors to indemnification and advancement of expenses under the charter and bylaws of Princeton Capital in respect of Claims brought by any person or entity (other than the Claims asserted in the Litigation, which are being resolved in this Agreement). Nothing in this Agreement will be construed to prohibit any Princeton Individual from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that a Princeton Individual may not disclose information of a Capital Point Released Party, Princeton Capital or any of its portfolio companies that is protected by the attorney-client privilege, except as expressly authorized by law. A Princeton Individual does not need the prior authorization of a Capital Point Released Party, Princeton Capital or any of its portfolio companies, as applicable, to make any such reports or disclosures and a

Princeton Individual is not required to notify a Capital Point Released Party, Princeton Capital or any of its portfolio companies that he has made such reports or disclosures. In the event any person, entity, or federal, state or local governmental agency, including but not limited to the EEOC, pursues a claim on behalf of any Princeton Individual or on behalf of a class to which any Princeton Individual may belong, the Princeton Individual hereby waives the right to recover monetary damages or injunctive relief from any and all Capital Point Released Parties, Princeton Capital and its portfolio companies in favor of such Princeton Individual. Each Princeton Individual agrees and acknowledges that (A) this release is intended to be a general release that extinguishes all Claims by or on behalf of such Party against the Capital Point Released Parties, Princeton Capital and its portfolio companies, except as expressly set forth herein; (B) such Princeton Individual is waiving all Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, and all other federal, state and local statutes, ordinances and common law; and (C) such Princeton Individual was advised in writing to consult with an attorney and that such Princeton Individual had at least 21 days to consider this release.

(c)	Effective as of the date Princeton Capital executes and delivers this Agreement, Princeton Capital, for itself and on behalf of (i) its Affiliates, including its portfolio companies (other than Princeton Group or any of the Capital Point Parties to the extent any of them may be deemed to be an Affiliate of Princeton Capital), (ii) its and each of its Affiliates’ and portfolio companies’ (other than the Capital Point Parties’) respective past and present officers (other than Sood and Cannella), directors (other than the Princeton Directors), limited partners, general partners, stockholders (other than CPP I), members, managers, employees, agents and representatives, (iii) any person or entity purporting to act on behalf of or in any representative capacity for Princeton Capital or any person or entity referenced in the foregoing clause (i) or clause (ii), including any individual, derivative, class or other proceeding in which any person or entity may or purports to act in a representative capacity on behalf of Princeton Capital or any person or entity referenced in the foregoing clause (i) or clause (ii), and (iv) its successors and assigns (collectively, the “Princeton Capital Releasing Parties”), hereby completely releases and forever discharges each Capital Point Released Party, from any and all Claims, which each Princeton Capital Releasing Party has, may have or ever had against any or all of the Capital Point Released Parties from the beginning of the world to the date Princeton Capital executed and delivered this Agreement, including without limitation, Claims for indemnification or contribution related thereto; provided that nothing in this Section 3.1(c) shall operate to release or in any way limit any Claims that Princeton Capital may have arising under this Agreement or that cannot be waived as a matter of law. Princeton Capital agrees and acknowledges that, except as expressly provided in the proviso of the immediately preceding sentence, this release is intended to be a general release that extinguishes all Claims by or on behalf of Princeton Capital against the Capital Point Released Parties.

(d)	Effective as of the Dismissal Date, each Plaintiff, for itself and on behalf of (i) its Affiliates, (ii) its and each of its Affiliates’ respective past and present officers, directors, limited partners, general partners, stockholders, members, managers, employees, agents and representatives (other than any of the foregoing who are Non-Settling Defendants), and (iii) its successors and assigns (collectively, the “Capital Point Releasing Parties”), hereby completely releases and forever discharges each of the Independent Directors, from any and all Claims, which each Capital Point Releasing Party has, may have or ever had against any or all of the Independent Directors from the beginning of the world to the date such Party executed and delivered this Agreement; provided that nothing in this Section 3.1(d) shall operate to release or in any way limit any Claims that any Plaintiff may have arising under this Agreement or that cannot be waived as a matter of law. Each of the Plaintiffs agrees and acknowledges that, except as expressly provided in the proviso of the immediately preceding sentence, this release is intended to be a general release that extinguishes all Claims by or on behalf of such Party against the Independent Directors.

(e)	Effective as of the Dismissal Date, each Plaintiff, for itself and on behalf of its other Capital Point Releasing Parties, hereby completely releases and forever discharges Sood and Princeton Group from any and all Claims solely to the extent such Claims arise from or relate to the Purchase Agreement or the transactions contemplated by the Purchase Agreement, which each Capital Point Releasing Party has, may have or ever had against Sood and Princeton Group from the beginning of the world to the date such Party executed and delivered this Agreement; provided that nothing in this Section 3.1(e) shall operate to release or in any way limit any Claims that any Plaintiff may have arising under this Agreement or that cannot be waived as a matter of law. Other than the matters for which Sood and Princeton Group have received a release in this Section 3.1(e), each Plaintiff represents and warrants as a material condition of this Agreement that, to its actual knowledge, as of the date of this Agreement, he, she or it is does not have any Claims (other than in the Litigation) against Sood or Princeton Group.

(f)

Notwithstanding anything to the contrary in this Agreement, or in the charter or bylaws of Princeton Capital or any of its portfolio companies, or in any Indemnification Agreement between such Party, on the one hand, and Princeton Capital or any such portfolio company, on the other hand, each Princeton Individual, for himself and on behalf of his other Princeton Individual Releasing Parties, hereby completely releases and forever discharges and waives any and all rights and Claims to indemnification and advancement of expenses he or any of his other Princeton Individual Releasing Parties has, may have at any time after the date of such Party executes and delivers this Agreement, or ever had against Princeton Capital, whether arising under the charter or bylaws of Princeton Capital or any of its portfolio companies, the Indemnification Agreement between such Party, on the one hand, and Princeton Capital or any of its portfolio companies, on the other hand, or otherwise, to the extent such indemnification and advancement of expenses relates to (i) the Litigation, provided that nothing in this Section 3.1(f) shall operate to release or waive any rights or Claims (A) the Independent Directors have to reimbursement for the legal fees incurred by them in connection with the Litigation and the negotiation of this Agreement as provided in, and subject to the limitations of, Section 4.11(a) of this Agreement (B) to indemnification and advancement of expenses that any Princeton Individual may have under any insurance policies of Princeton Capital or (C) to indemnification and advancement of expenses relating to the Litigation that any Princeton Director may incur after the date of this Agreement; or (ii) any Claim by Plaintiffs for breach of this Agreement by any Princeton Individual. For the avoidance of doubt, subject to applicable law, nothing in this Agreement shall release or waive the rights of the Princeton Directors to indemnification and advancement of expenses by Princeton Capital arising from Claims brought by any person for actions taken by the Princeton Directors in accordance with and pursuant to the terms of this Agreement. Notwithstanding anything to the contrary in the charter or bylaws of Princeton Capital or any of its portfolio companies, or in any Indemnification Agreement between such Party, on the one hand, and Princeton Capital or any of its portfolio companies, on the other hand, (I) Princeton Capital shall have the right at any time to conduct and control the defense of, negotiate, settle or otherwise deal with any Claim for which such Princeton Individual seeks the advancement of expenses or indemnification by Princeton Capital, except in the event a legal conflict exists between Princeton Capital and such Princeton Individual that would make separate representation of such Parties necessary, as determined in the reasonable opinion of counsel to Princeton Capital and (II) pursuant to Section 17(h) of the Investment Company Act of 1940, as amended, none of the Princeton Directors nor Cannella shall be entitled to indemnification or advancement of expenses by Princeton Capital with respect to Claims for which it is established by final adjudication that such Princeton Director or Cannella, as applicable, is liable to Princeton Capital or any of its stockholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

(g)	For the avoidance of doubt, nothing herein shall constitute a release or discharge of any of the Non-Settling Defendants, Capital Point Partners, LLC, Capital Point Advisors, LLC, The Inroads Group Ltd., JWFG Management, LLC, Reed Smith LLP, BDO USA, LLP (as successor to UHY Advisors’ Texas practice) or any of their respective past and present officers, directors, limited partners, general partners, stockholders, members, managers, employees, agents and representatives.

3.2	Additional Release Related Provisions

(a)

Each of the Princeton Parties, severally but not jointly, represents and warrants, as of the date such Party executes and delivers this Agreement, as of the Effective Date and as of the Transition Date, to the Capital Point Parties that (i) it has duly executed and delivered this Agreement and this Agreement constitutes a valid, binding and legally enforceable obligation of such Party, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, rule or regulation or any agreement to which it is a party or by which any of its assets or properties are bound, (iii) it is the sole owner of the Claims it has released herein and such ownership is not subject to any lien, debt or encumbrance of any nature whatsoever and it has not assigned, transferred or conveyed, in whole or in part, any such Claim to any other person or entity, and (iv) neither it nor any of the other Princeton Group Releasing Parties, Princeton Individual Releasing Parties and Princeton Capital Releasing Parties, as applicable, has filed any Claims against any of the Capital Point Released Parties or Princeton Capital.

(b)	Each of the Capital Point Parties, severally but not jointly, represents and warrants, as of the date such Party executes and delivers this Agreement, as of the Effective Date and as of the Transition Date, to the Princeton Parties that (i) it has duly executed and delivered this Agreement and this Agreement constitutes a valid, binding and legally enforceable obligation of such Party, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, rule or regulation or any agreement to which it is a party or by which any of its assets or properties are bound, (iii) it is the sole owner of the Claims it has released herein and such ownership is not subject to any lien, debt or encumbrance of any nature whatsoever and it has not assigned, transferred or conveyed, in whole or in part, any such Claim to any other person or entity, and (iv) except for the Litigation, neither it nor any of the other Capital Point Releasing Parties has filed any Claims against any of the Independent Directors.

(c)	With respect to the Claims released in Section 3.1, each of the Parties, for itself and its other applicable Releasing Parties (as defined below), hereby expressly waives all rights under the provisions of Section 1542 of the Civil Code of the State of California and any similar rights in any other jurisdiction or under any similar statute or regulation of the United States or any other jurisdiction. Section 1542 of the California Civil Code reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Each Party understands and acknowledges the significance and the consequences of this waiver and confirms that such Party has either discussed or has been given an opportunity to discuss such matters with counsel of its choice. For purposes of this Agreement, “Releasing Parties” means the Princeton Group Releasing Parties, the Princeton Individual Releasing Parties, the Princeton Capital Releasing Parties and the Capital Point Releasing Parties, as applicable.

(d)

Each of the Princeton Parties (other than Princeton Capital), for itself and its other applicable Releasing Parties, hereby covenants and agrees not to sue any of the Capital Point Released Parties and/or Princeton Capital and/or any of its portfolio companies with regard to any of the Claims released by it pursuant to Sections 3.1(a) and 3.1(b), as applicable. Princeton Capital, for itself and the other Princeton Capital Releasing Parties, hereby covenants and agrees not to sue any of the Capital Point Released Parties with regard to any of the Claims released by it pursuant to Section 3.1(c). Each of the Plaintiffs, for itself and the other Capital Point Releasing Parties, hereby covenants and agrees, that from and after the Dismissal Date, it will not sue (i) any of the Independent Directors with regard to any of the Claims released by it pursuant to Section 3.1(d) or (ii) Sood with regard to any of the Claims released by it pursuant to Section 3.1(e).

(e)	As soon as reasonably practicable after the Transition Date, Princeton Capital shall put before the newly constituted Board of Directors of Princeton Capital for their consideration, a general release of Claims by Princeton Capital in favor of the Independent Directors and Sood. For the avoidance of doubt, this covenant is not and shall not be deemed to be an agreement or commitment of any kind for the Board of Directors of Princeton Capital to grant any such release.

Article IV

MISCELLANEOUS

4.1	Consultation with Counsel; No Reliance

(a)	Each Party acknowledges, represents, and warrants, as of the date such Party executes and delivers this Agreement, as of the Effective Date and as of the Transition Date, that it has read this Agreement in its entirety, is entering into this Agreement voluntarily and has been given an opportunity to consult with, and has been represented by and has consulted with, legal counsel of its own choice in connection with the negotiating, drafting, and execution of this Agreement, including specifically the release of Claims in Section 3.1 hereof, and has relied upon the advice of such legal counsel in negotiating, drafting, and executing the same.

(b)	Each Party represents and warrants, as of the date such Party executes and delivers this Agreement, as of the Effective Date and as of the Transition Date, that no statements or representations made by any other Party, except as specifically recited in this Agreement, have influenced, induced or caused such Party to execute this Agreement, or were relied upon in entering into this Agreement.

4.2	Non-Admission of Liability

The Parties agree that the execution of this Agreement does not constitute, and should not be construed as, an admission of liability, wrongdoing, fault, judgment or concession, or as evidence with respect thereto, by any Party on account of any Claims or matters arising between the Parties.

4.3	Specific Performance

Each Party acknowledges agrees that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such harm would not be adequately compensable by the remedies available at law (including the payment of money damages). Accordingly, it is agreed that (a) each Party shall, in addition to any and all other rights and remedies that may be available to him, her or it in respect of any non-performance or breach of this Agreement, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond), and (b) none of the Parties shall take any action, directly or indirectly, in opposition of any Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. For clarity, it being that Maryland law provides that a director may not contract away the performance of her or his duties by agreeing to vote in a certain way (and that this Agreement does not so contract), no injunction may order a Princeton Director or an Independent Director to vote in any particular manner.

4.4	Press Release

As soon as reasonably practicable after the date hereof (and not longer than five (5) business days), Princeton Capital will issue a factually accurate press release, the contents of which are mutually acceptable to Princeton Capital, on the one hand, and Semaphore, on the other hand, announcing the settlement and resolution of the Litigation against the Settling Defendants.

4.5	Assignment; Binding Effect

No Party may assign or delegate by operation of law, merger or otherwise, this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties, and any purported assignment or delegation by a Party without prior written consent of the other Parties shall be null and void and not binding on such other Parties. Notwithstanding the foregoing, Princeton Capital and CPP I may each assign and/or delegate their rights, interests and obligations hereunder without the prior written consent of any other Party in connection with the acquisition of such person (whether pursuant to a sale of stock or assets, merger or other transaction). Subject to the first two sentences of this Section 4.5, all of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns. Except for the Capital Point Released Parties, this Agreement will not confer any rights or remedies upon any person or entity other than the Parties hereto and their respective successors and permitted assigns.

4.6	Governing Law; Consent to Jurisdiction; Jury Trial Waiver

(a)

This Agreement and all Claims arising hereunder or relating hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware (except that, in respect to the internal governance of Princeton Capital, the Maryland General Corporation Law of the State of Maryland shall apply in respect to all matters in respect to corporate governance relating to Princeton Capital), without giving effect to any conflict of law principles that would result in the application of the laws of any other jurisdiction.

(b)	Each of the Parties consents to submit to the exclusive personal jurisdiction of the Delaware Chancery Court, or if such court does not have proper jurisdiction, any other state or federal court sitting in the State of Delaware in connection with any action or proceeding arising out of or relating to this Agreement and agrees that all Claims in respect of any such action or proceeding may be heard and determined in any such court. Each of the Parties agrees not to assert in any action or proceeding arising out of or relating to this Agreement that venue in Delaware is improper, and waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.

(c)	EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED TRANSACTION, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

4.7	Headings

The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

4.8	Amendment and Waiver

This Agreement may not be amended, modified or supplemented except by a writing signed by all of the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

4.9	Entire Agreement; Severability

(a)	This Agreement represents the entire agreement among the Parties with respect to the subject matter hereof and supersedes and renders null and void any and all prior agreements or contracts, whether oral or written, that exist or existed among the Parties with respect to the subject matter hereof. All remedies under this Agreement are cumulative and are not exclusive of any other remedies.

(b)	Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, such term or provision shall be ineffective only to the extent of such invalidity, illegality or prohibition and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, Sood and Semaphore shall negotiate in good faith to modify this Agreement so as to affect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

4.10	Counterparts; Effectiveness

This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and of executed signature pages by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) or by a combination of such means, will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by .pdf shall be deemed to be their original signatures for all purposes.

4.11	Expenses

(a)	All costs and expenses, including fees and disbursements of counsel, incurred by the Capital Point Parties in connection with the Litigation and the negotiation of this Agreement shall be paid by CPP I. All costs and expenses, including fees and disbursements of counsel, incurred by Princeton Capital in connection with the Litigation and the negotiation of this Agreement shall be paid by Princeton Capital. All costs and expenses, including fees and disbursements of counsel, incurred by the Independent Directors in connection with the Litigation and the negotiation of this Agreement shall be paid by Princeton Capital; provided that such costs and expenses incurred prior to the execution of this Agreement do not exceed $50,000 in the aggregate. All costs and expenses, including fees and disbursements of counsel, incurred by Sood in connection with the Litigation and the negotiation of this Agreement shall be paid by Sood; provided, however, that nothing herein shall prohibit Sood from looking to any insurance policy of Princeton Capital for such costs and expenses, including fees and disbursements of counsel. All costs and expenses, including fees and disbursements of counsel, incurred by Cannella in connection with the Litigation and the negotiation of this Agreement shall be paid by Cannella; provided, however, that nothing herein shall prohibit Cannella from looking to any insurance policy of Princeton Capital for such costs and expenses, including fees and disbursements of counsel.

(b)	The Parties agree that should any action arise out of the breach or enforcement of this Agreement, including the release of Claims in Section 3.1, the prevailing Party shall be entitled to all costs and expenses including reasonable attorneys’ fees and disbursements incurred in connection therewith.

4.12	Further Assurances

Each of the Settling Defendants agrees to cooperate with the Plaintiffs to effectuate the transactions contemplated by this Agreement and the purposes of this Agreement. The Parties agree to cooperate in good faith to effect all of the terms of this Agreement. In the event that at any time after the date hereof any further action is reasonably necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, at the sole cost and expense of the requesting Party.

4.13	Notices

Notices and other communications provided for herein will be in writing and will be delivered by overnight delivery and e-mail as follows:

(a)	If to any of the Capital Point Parties, c/o Terri L. Mascherin, Jenner & Block LLP, 353 N. Clark St., Chicago, IL 60654, tmascherin@jenner.com, or to such other address as may be provided by like notice.

(b)	If to Sood or Princeton Group, c/o Douglas D. Herrmann, Pepper Hamilton LLP, 1313 Market St., Wilmington, DE 19801, herrmannd@pepperlaw.com, or to such other address as may be provided by like notice.

(c)	If to any of the Independent Directors, c/o Al Odom, Schiffer Odom Hicks & Johnson, PLLC, 700 Louisiana, Suite 2650, Houston, TX 77021, aodom@sohjlaw.com, or to such other address as may be provided by like notice.

(d)	If to Cannella, c/o John G. Harris, Berger Harris, 1105 N. Market Street, 11th Floor, Wilmington, DE 19801, jharris@bergerharris.com, or to such other address as may be provided by like notice.

(e)	If to Princeton Capital, c/o William E. Carlson, Shapiro Sher Guinot & Sandler, P.A., 250 West Pratt Street, Suite 2000, Baltimore, MD 21201, wec@shapirosher.com or to such other address as may be provided by like notice.

4.14	Revocation

Each Princeton Individual may revoke the release set forth in Section 3.1(b) within seven (7) days after he has executed this Agreement by delivering a written notice of revocation via e-mail to:

Terri L. Mascherin

Jenner & Block LLP

tmascherin@jenner.com

no later than 5:00 pm Central time on the seventh (7th) day after this Agreement was signed by such Party.

4.15	Interpretation and Construction

This Agreement has been freely and fairly negotiated among the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Unless the context requires otherwise, any agreements, documents, instruments or laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by consent and (b) in the case of laws, by succession of comparable successor statutes. All references in this Agreement to any particular law will be deemed to refer also to any rules and regulations promulgated under that law. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” The word “or” is used in the inclusive sense of “and/or” unless the context requires otherwise. References to a person or entity are also to their permitted successors and assigns. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context requires otherwise. When a reference in this Agreement is made to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise indicated. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Settlement Agreement as of the day and year set forth below under its signature. The date of this Agreement shall be the last date upon which any Party executed and delivered this Agreement.

CAPITAL POINT PARTNERS, L.P.

By:	Sema4, Inc.
Its:	General Partner

	By:	/s/ Mark S. DiSalvo
	Name:	Mark S. DiSalvo
	Title:	President and CEO

Date:	January 19, 2016

SEMA4, INC.

By:	/s/ Mark S. DiSalvo
Name:	Mark S. DiSalvo
Title:	President and CEO

Date:	January 19, 2016

Signature Page to Settlement Agreement

CT HORIZON LEGACY FUND, L.P.

By:	Clay Hill, LLC
Its:	General Partner

	By:	Muller & Monroe Asset Management, LLC
	Its:	Manager

	By:	Rice Group Limited
	Its:	Manager

	By:	/s/ André Rice
	Name:	André Rice
	Title:	President

Date:	January 19, 2016

Signature Page to Settlement Agreement

CAPITAL LINK FUND I, LLC

By:	CFIG Fund Partners III, L.P. (formerly known as DLJ Fund Partners III, L.P.)
Its:	Manager

	By:	CFIG Holdings, L.L.C.
	Its:	General Partner

	By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Vice President and Secretary

Date:	January 19, 2016

Signature Page to Settlement Agreement

PRINCETON DIRECTORS

By:	/s/ Munish Sood
Name:	Munish Sood
Date:	January 19, 2016

By:	/s/ Thomas Jones, Jr.
Name:	Thomas Jones, Jr.
Date:	January 19, 2016

By:	/s/ Trennis L. Jones
Name:	Trennis L. Jones
Date:	January 19, 2016

GREGORY J. CANNELLA

By:	/s/ Gregory J. Cannella
Name:	Gregory J. Cannella
Date:	January 19, 2016

Signature Page to Settlement Agreement

PRINCETON CAPITAL CORPORATION

By:	/s/ Munish Sood
Name:	Munish Sood
Title:	Chief Executive Officer

Date:	January 19, 2016

PRINCETON ADVISORY GROUP, INC.

By:	/s/ Munish Sood
Name:	Munish Sood
Title:	Chief Executive Officer

Date:	January 19, 2016

Signature Page to Settlement Agreement

Exhibit A

Form of New Investment Advisory Agreement

(Attached)

EXHIBIT A

INVESTMENT ADVISORY AGREEMENT

BETWEEN

PRINCETON CAPITAL CORPORATION

AND

PRINCETON ADVISORY GROUP, INC.

AGREEMENT, dated as of [            ], 2016, between Princeton Capital Corporation, a Maryland corporation (the “Corporation”), and Princeton Advisory Group, Inc. (the “Adviser”), a New Jersey corporation. The date on which this Agreement becomes effective as provide in Section 9(a) hereof is referred to herein as the “Effective Date.”

WHEREAS, the Adviser has agreed to furnish investment advisory services to the Corporation, which intends to elect to operate as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, this Agreement has been approved in accordance with the provisions of the Investment Company Act, and the Adviser is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. In General. During the term of this Agreement, the Adviser agrees, all as more fully set forth herein, to act as investment advisor to the Corporation with respect to the investment of the Corporation’s assets and to supervise and arrange for the day-to-day operations of the Corporation and the purchase of assets for and the sale of assets held in the investment portfolio of the Corporation.

2. Duties and Obligations of the Adviser with Respect to Investment of Assets of the Corporation.

(a) Subject to the succeeding provisions of this paragraph and subject to the direction and control of the Corporation’s board of directors (the “Board of Directors”), during the term of this Agreement, the Adviser shall act as the investment advisor to the Company and to manage the investment and reinvestment of the assets of the Company. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Corporation; (iii) execute, close, service and monitor the investments that the Corporation makes; (iv) determine the securities and other assets that the Corporation will purchase, retain or sell; (v) perform due diligence on prospective portfolio

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companies; (vi) provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably require for the investment of its funds; and (vii) if directed by the Board of Directors, assist in the execution and closing of the sale of the Corporation’s assets or a sale of the equity of the Corporation in one or more transactions, however structured, in each case as approved by the Board of Directors. Nothing contained herein shall be construed to restrict the Corporation’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Corporation’s shares.

(b) In the performance of its duties under this Agreement, the Adviser shall at all times conform to, act in accordance with, and act so that the Corporation is in compliance with, any requirements imposed by (i) the provisions of the Investment Company Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Corporation; (ii) any other applicable provision of law; (iii) the provisions of the Articles of Amendment and Restatement and the Bylaws of the Corporation, as such documents are amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the Corporation as set forth in the Corporation’s proxy or information statement as it may be amended from time to time by the Board of Directors of the Corporation; and (v) any policies and determinations of the Board of Directors that are provided in writing to the Adviser.

(c) The Adviser will provide qualified personnel to fulfill its duties hereunder and, except as set forth in the following sentence, will bear all costs and expenses incurred in connection with its investment advisory duties hereunder. Except as provided in Section 5 hereof, the Corporation shall reimburse the Adviser for all direct and indirect costs and expenses incurred by the Adviser during the term of this Agreement for (i) due diligence of potential investments of the Corporation, (ii) monitoring performance of the Corporation’s investments, (iii) serving as officers of the Corporation, (iv) serving as directors and officers of portfolio companies of the Corporation, (v) providing managerial assistance to portfolio companies of the Corporation, and (vi) enforcing the Corporation’s rights in respect of its investments and disposing of its investments; provided, however, that, any third party expenses incurred by the Adviser in excess of $50,000 in the aggregate in any calendar quarter require advance approval by the Board of Directors. All allocations of costs and expenses made pursuant to this paragraph (c) shall be made pursuant to allocation guidelines approved from time to time by the Board of Directors. The Corporation shall also be responsible for the payment of all the Corporation’s other expenses, including payment of the fees payable to the Adviser under Section 6 hereof; organizational and offering expenses; expenses incurred in valuing the Corporation’s assets and computing its net asset value per share (including the cost and expenses of any independent valuation firm); subject to the limitations in the proviso in the immediately preceding sentence, expenses incurred by the Adviser that are payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Corporation and in monitoring the Corporation’s investments and performing due diligence on the Corporation’s prospective portfolio companies or otherwise related to, or associated with, evaluating and making investments; interest payable on debt, if any, incurred to finance the Corporation’s investments and expenses related to unsuccessful portfolio acquisition efforts; offerings of the Corporation’s common stock and other securities; administration fees; transfer agent and custody fees and expenses; federal and state registration fees of the Corporation (but not the Adviser); all costs of registration and listing the Corporation’s shares on any securities exchange; federal, state and local taxes; independent

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directors’ fees and expenses; costs of preparing and filing reports or other documents required of the Corporation (but not the Adviser) by the Securities and Exchange Commission (“SEC”) or other regulators; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the costs associated with individual or group stockholders; the Corporation’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration and operation of the Corporation, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other non-investment advisory expenses incurred by the Corporation in connection with the administering the Corporation’s business.

(d) The Adviser shall, at all times during the term of this Agreement and for one year thereafter, maintain directors and officers/errors and omissions liability insurance in an amount and with a provider reasonably acceptable to the Board of Directors.

(e) The Adviser will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Corporation and other clients of the Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser to the Corporation and its other clients and that the total commissions paid by the Corporation will be reasonable in relation to the benefits to the Corporation over the long term, subject to review by the Board of Directors of the Corporation from time to time with respect to the extent and continuation of such practice to determine whether the Corporation benefits, directly or indirectly, from such practice.

(f) The Adviser may not assign or delegate, whether to a sub-adviser or otherwise, and whether by operation of law, merger or otherwise, all or any portion of its obligations under this Agreement without the prior written consent of the Board of Directors, which consent the Board of Directors may give, withhold, delay or condition for any reason or no reason in its sole discretion. Any purported assignment or delegation in violation of the immediately preceding sentence shall be void and of no force or effect.

3. Services Not Exclusive. Nothing in this Agreement shall prevent the Adviser or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Adviser will not undertake, and will cause its employees not to undertake, activities which, in its reasonable judgment, will adversely affect the performance of the Adviser’s obligations under this Agreement.

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4. No Agency Cross Transactions. From time to time, the Adviser or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Adviser’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Adviser or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent. This is because in a situation where the Adviser is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Adviser or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Adviser’s part regarding the advisory client. The SEC has adopted a rule under the Advisers Act which permits the Adviser or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. Neither the Adviser nor its affiliates may participate in agency cross transactions involving an Account without the prior written consent of the Board of Directors, which consent the Board of Directors may give, withhold, delay or condition for any reason or no reason in its sole discretion.

5. Expenses. During the term of this Agreement, the Adviser will bear all compensation expense (including health insurance, pension benefits, payroll taxes and other compensation related matters) of its employees and shall bear the costs of any salaries or directors’ fees of any officers or directors of the Corporation who are affiliated persons (as defined in the Investment Company Act) of the Adviser; provided, however, that the Adviser, subject to approval by the Board of Directors, shall be entitled to reimbursement for the portion of any compensation expense and the costs of any salaries of any such employees to the extent attributable to services performed by such employees for the Corporation. During the term of this Agreement, the Adviser will also bear all costs and expenses incurred by the Adviser for office space rental, office equipment, utilities and other non-compensation related overhead allocable to performance of its obligations under this Agreement.

6. Compensation of the Adviser. During the term of this Agreement, the Adviser, for its services to the Corporation, will be entitled to receive a management fee (the “Base Management Fee”) from the Corporation. The Base Management Fee will be calculated at an annual rate of 1.00% of the Corporation’s gross assets, including assets purchased with borrowed funds or other forms of leverage and excluding cash and cash equivalents, net of all indebtedness of the Corporation for borrowed money and other liabilities of the Corporation. The Base Management Fee is payable quarterly in arrears on a calendar quarter basis. The Base Management Fee will be calculated based on the average value of the Corporation’s net assets, determined as set forth in the second sentence of this Section 6, at the end of the two most recently completed calendar quarters prior to the quarter for which such fees are being calculated. In the event that (a) the Corporation or any of its assets are sold or transferred to an independent third party or (b) the Corporation or the Adviser receives an audit report or other independent third party valuation of any asset of the Corporation, the Board of Directors may adjust the value of the Corporation’s assets, and the resulting calculations of Base Management Fee, on a retroactive basis to account for the value of such asset in such sale, audit report or valuation. To the extent that any such adjustment increases the Base Management Fee payable with respect to any prior period, the Corporation shall promptly pay the amount of such increase to the Adviser. To the extent than any such adjustment decreases the Base Management Fee payable with respect to any prior period, the Adviser shall promptly refund the amount of such decrease to the Corporation; provided, that if the Adviser has not refunded any

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such amount prior to the date that the next Base Management Fee payment is due, then the Corporation may offset the amount of such refund against the Base Management Fee payment then due. Base Management Fees for any partial month or quarter will be appropriately pro-rated.

7. Indemnification. The Adviser (and its officers, managers, employees and members) shall not be liable to the Corporation for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Corporation shall indemnify, defend and protect the Adviser (and its officers, managers, employees and members) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation. Notwithstanding the preceding sentence of this Section 7 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of the Adviser’s duties or by reason of the material breach of the Adviser’s duties and obligations under this Agreement, and nothing contained herein shall constitute a waiver of any rights which the Corporation may have which may not be waived under applicable law. In calculating amounts payable to an Indemnified Party hereunder, the amount of any indemnified losses shall be computed net of any payments recovered by the Indemnified Party under any insurance policy with respect to such losses. If the amount recovered by an Indemnified Party under any insurance policy is received after payment by the Corporation to an Indemnified Party of any amount required to be paid by the Corporation under this Section 7, the Indemnified Party shall promptly repay to Corporation the amount of such insurance recovery.

8. Representations, Warranties and Covenants of Adviser. The Adviser represents, warrants and covenants to the Corporation as follows:

(a) The Adviser is a corporatoin duly organized, validly existing and in good standing under the laws of the state of New Jersey. The Adviser has all necessary power and authority to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery by the Adviser of this Agreement and the performance by the Adviser of its obligations under this Agreement have been duly authorized by all requisite action on the part of the Adviser. This Agreement has been duly executed and delivered by the Adviser, and this Agreement constitutes a legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms.

(b) The Adviser is duly registered as an investment adviser under the Advisers Act. The Adviser will at all times have in effect all registrations, licenses, bonds and approvals necessary for it to perform all of its obligations under this Agreement.

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(c) The Adviser shall at all times comply in all respects with all applicable federal and state laws governing its operations, including, without limitation, the Investment Company Act and the Advisers Act.

(d) There has been no event, fact or circumstance that would require disclosure by or regarding the Adviser or any of its advisory affiliates (as defined in Form ADV) in response to Item 11 of Part 1A of Form ADV.

(e) Except as the Adviser has disclosed to the Corporation in writing prior to the date of this Agreement, (i) there are no actions, suits, claims, investigations or other legal proceedings pending or threatened by or against the Adviser or any of its affiliates, members or executive officers, and (ii) there is no outstanding order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental authority or arbitrator against the Adviser or any of its affiliates, members or executive officers.

(f) The Adviser will promptly (and in any event within three business days) advise the Board of Directors in writing of any event, fact or circumstance that results in any of the foregoing representations, warranties or covenants being or becoming incorrect in any respect as of the date of this Agreement or as of any time during the term of this Agreement.

9. Effectiveness; Duration and Termination.

(a) A condition precedent to the effectiveness of this Agreement is the approval of this Agreement by the vote of a majority of the outstanding voting securities of the Corporation entitled to be cast by the holders thereof, and this Agreement shall not become effective until such approval is obtained. In the event such approval is not obtained by June 30, 2016, this Agreement shall be null and void and of no force or effect, ab initio.

(b) This Agreement may be terminated at any time, without the payment of any penalty, (i) upon written notice, effective on the date set forth in such notice, by the vote of a majority of the outstanding voting securities of the Corporation or by the vote of the Corporation’s Directors, or (ii) upon 60 days’ written notice, by the Adviser. From and after the Effective Date, the provisions of Section 7 of this Agreement shall remain in full force and effect, and the Adviser and the other Indemnified Parties shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to amounts owed under Section 6 through the date of termination or expiration, if any.

(c) Unless earlier terminated in accordance with its terms, this Agreement shall commence on the Effective Date and continue in effect for one year from the Effective Date and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Corporation and (B) the vote of a majority of the members of the Corporation’s Board who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(d) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

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10. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received, the second business day after sending the same (charges prepaid) if such notice is sent via reputable overnight delivery service or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

11. Amendment of this Agreement. This Agreement may only be amended by mutual consent, but the consent of the Corporation must be obtained in conformity with the requirements of the Investment Company Act. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege

12. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

13. Governing Law; Consent to Jurisdiction; Jury Trial Waiver.

(a) This Agreement and all claims arising hereunder or relating hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any conflict of laws principles that would result in the application of the laws of any other jurisdiction, and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

(b) Each of the parties to this Agreement consents to submit to the exclusive personal jurisdiction of the Delaware Chancery Court, or if such court does not have proper jurisdiction, any other state or federal court sitting in the State of Delaware in connection with any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. Each of the parties to this Agreement agrees not to assert in any action or proceeding arising out of or relating to this Agreement that venue in Delaware is improper, and waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives and bond, surety or other security that might be required of any other party with respect thereto.

(c) EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED TRANSACTION, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

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14. Miscellaneous.

(a) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

(b) This Agreement has been freely and fairly negotiated between the parties hereto. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Unless the context requires otherwise, any agreements, documents, instruments or laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by consent and (ii) in the case of laws, by succession of comparable successor statutes. All references in this Agreement to any particular law will be deemed to refer also to any rules and regulations promulgated under that law. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” The word “or” is used in the inclusive sense of “and/or” unless the context requires otherwise. References to a person or entity are also to their permitted successors and assigns. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context requires otherwise. When a reference in this Agreement is made to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise indicated. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(c) Subject to Section 2(f) hereof, all of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and permitted assigns.

15. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement. The exchange of copies of this Agreement and of executed signature pages by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) or by a combination of such means, will constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by .pdf shall be deemed to be their original signatures for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and the year first above written.

PRINCETON CAPITAL CORPORATION

By:
Name:
Title:

PRINCETON ADVISORY GROUP, INC.

By:
Name:
Title:

[Signature Page to Investment Advisory Agreement]

Exhibit B

Stipulation of Dismissal

(Attached)

DRAFT

EXHIBIT B

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

CAPITAL LINK FUND I, LLC; CT

HORIZON LEGACY FUND, LP;

CAPITAL POINT PARTNERS, LP; and

SEMA4 USA, INC., as General Partner of

CAPITAL POINT PARTNERS, LP,

Plaintiffs,

v.

CAPITAL POINT MANAGEMENT, LP;

CAPITAL POINT ADVISORS, LP;

PRINCETON CAPITAL CORPORATION;

PRINCETON INVESTMENT ADVISORS,

LLC; ALFRED JACKSON; PRINCETON

ADVISORY GROUP, INC.; MUNISH

SOOD; THOMAS JONES, JR.; TRENNIS

L. JONES; MARTIN TUCHMAN; and

GREGORY J. CANNELLA,

	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 11483-VCN
Defendants.

STIPULATION AND ORDER OF DISMISSAL OF CLAIMS

AGAINST DEFENDANTS PRINCETON CAPITAL CORPORATION,

GREGORY J. CANNELLA, MUNISH SOOD, THOMAS JONES, JR.,

TRENNIS L. JONES, AND PRINCETON ADVISORY GROUP, INC.

WHEREAS, Plaintiffs Capital Point Partners, LP (“CPP”), Capital Link Fund I, LLC and CT Horizon Legacy Fund, LP, as Limited Partners to CPP, and Sema4, Inc., as General Partner of CPP (collectively, “Plaintiffs”), filed a Verified Complaint on September 8, 2015 to commence the above-captioned lawsuit against Defendants Capital Point Management, LP (“CPMLP”), Capital Point Advisors, LP (“CPA”), Princeton Capital Corporation (“PCC”), Princeton Investment Advisors, LLC (“PIA”), Princeton Advisory Group, Inc. (“PAG”), Alfred Jackson, Munish Sood, Thomas Jones, Jr., Trennis L. Jones, Martin Tuchman, and Gregory J. Cannella.

DRAFT

WHEREAS, Defendant PAG has filed a motion to dismiss the Verified Complaint.

WHEREAS, Defendants CPMLP, CPA, PCC, PIA, Messrs. Jackson, Sood and Cannella filed an Answer to the Verified Complaint on October 5, 2015, and deny the allegations contained in the Verified Complaint.

WHEREAS, Messrs. Jones, Jr., Jones and Tuchman have not filed [an appearance in this case nor] a pleading in response to the Verified Complaint.

WHEREAS, Plaintiffs and Defendants PCC, PAG, Messrs. Jones, Jr., Jones, Sood, and Cannella (“Settling Defendants”) have resolved the claims that the Plaintiffs have asserted against these six Settling Defendants, and Plaintiffs have agreed to dismiss only these Settling Defendants and only the claims against them from this lawsuit. The lawsuit will continue against Defendants PIA, CPMLP, CPA and Mr. Jackson.

IT IS HEREBY STIPULATED AND AGREED by the Parties hereto, through their undersigned counsel, subject to approval of the Court, and (a) pursuant to Court of Chancery Rule 41(a)(1) as to Defendants Messrs. Jones, Jr., Jones, and Tuchman; and (b) pursuant to Court of Chancery Rule 41(a)(2) as to Defendants PCC, Messrs. Sood and Cannella, that this Stipulation and Order for

DRAFT

Dismissal of Claims shall dismiss with prejudice Plaintiffs’ claims against PCC, PAG, Messrs. Jones, Jr., Jones, Tuchman, Sood, Cannella; and, further, that this dismissal shall not dismiss any of Plaintiffs’ claims against any other Defendant in the litigation.

Dated: [            ], 2016

DRAFT

Plaintiffs, Capital Link Fund I, LLC; CT Horizon Legacy Fund, LP; Capital Point Partners, LP; and Sema4 USA, Inc., as General Partner of Capital Point Partners, LP, by:

/s/ DRAFT

David C. McBride (#408)

Martin S. Lessner (#3109)

YOUNG CONAWAY STARGATT

& TAYLOR, LLP

Rodney Square

1000 North King Street

Wilmington, DE 19801

(302) 571-6600

Terri L. Mascherin

Andrew W. Vail

Shaun M. Van Horn

JENNER & BLOCK LLP

353 North Clark Street

Chicago, IL 60654-3456

(312) 222-9350

(312) 527-0484 Fax

ADMITTED PRO HAC VICE

Princeton Capital Corporation, Munish Sood and Gregory Cannella, by:

/s/ DRAFT

Bradley R. Aronstam (#5129)

S. Michael Sirkin (#5389)

ROSS ARONSTAM & MORITZ LLP

100 S. West Street, Suite 400

Wilmington, Delaware 19801

(302) 576-1600

Michael C. Hefter

Ryan M. Philp

BRACEWELL & GUILIANI LLP

1251 Avenue of the Americas

49th Floor

New York, New York 10020-1100

DRAFT

Princeton Advisory Group, by:

/s/ DRAFT
Edmond D. Johnson (#2257) Christopher B. Chuff (#5729) PEPPER HAMILTON LLP Hercules Plaza, Suite 5100 1313 N. Market Street Wilmington, Delaware 19899-1709

SO ORDERED this      day of             , 2016.

Vice Chancellor Glasscock III

Schedule 1.3(a)(iii)

Affiliate Agreements

1.	Indemnification Agreement, dated as of March 13, 2015, between Princeton Capital and Sood;

2.	Indemnification Agreement, dated as of March 13, 2015, between Princeton Capital and Cannella;

3.	Indemnification Agreement, dated as of March 13, 2015, between Princeton Capital and Jones;

4.	Indemnification Agreement, dated as of March 13, 2015, between Princeton Capital and Jones Jr.;

5.	An oral agreement between Princeton Group and Princeton Capital under which Princeton Group provides its compliance officer to Princeton Capital as a compliance officer, on a month-to-month basis; and

6.	The Current Investment Advisory Agreement

Schedule 1.3(a)(iii)

Litigation

1.	Certain stockholders of Princeton Capital who may also have been stockholders of the predecessor to Princeton Capital (Regal One Corporation (“Regal One”)) (and such stockholders, the “Regal One Stockholders”), have asserted that the transactions contemplated under the Purchase Agreement should be rescinded and restitution made to Regal One, or that they should be indemnified under Section 6.3(b) of the Purchase Agreement for damages they contend Regal One incurred relating to the Purchase Agreement.

The Regal One Stockholders, on behalf of Regal One, assert that Alfred Jackson, as a representative of the General Partners of CPP I and CPP II, respectively, made false and material representations and warranties to Regal One in the Purchase Agreement and the Partnership Certificate delivered to Regal One on or about March 13, 2015, and that Regal One was induced by those representations to consummate the transactions that are the subject of the Purchase Agreement. The Regal One Stockholders further assert that Jackson misrepresented the value of the assets being sold to Regal One, and assert that they have suffered damages as a result.

Schedule 1.3(a)(iv)

Board Actions

1.	Authorized Princeton Capital to retain an investment banker to assist Princeton Capital to raise capital for Princeton Capital;

2.	Authorized Princeton Capital to retain JMP Securities to assist Princeton Capital in obtaining financing for Princeton Capital;

3.	Authorized Princeton Capital to retain Crowe Horvath as the new independent accounting firm for Princeton Capital;

4.	Authorized Princeton Capital to engage Shapiro Sher Guinot & Sandler, P.A. as Special Counsel in respect to this Settlement Agreement; and

5.	Such matters as were authorized at the March 13, 2015 Board of Directors Meeting, as described in the Minutes for such Meeting, as executed by Cannella as Secretary and as heretofore provided to the Plaintiffs.

Schedule 1.3(a)(v)

Other Service at the Request of Princeton Capital

Rockfish Holdings, LLC

Greg Cannella serves on the Board of Managers

Integrated Medical Partners, LLC

Greg Cannella serves on the Board of Managers